AGREEMENT
FOR
CORPORATE RESTRUCTURING

THIS AGREEMENT, made this 29th day of October, 2007 by and among CALM SEAS CAPITAL LLC, a Nevada limited liability company with its principal office located at 2425 West Loop South, Suite 200, Houston, Texas 77027 (hereinafter “Calm Seas”) and the undersigned shareholders of CONTINAN, INC., a Nevada corporation with its principal office located at 4640 Admiralty Way, Suite 500, Marina del Rey, California 90292 (hereinafter collectively “Shareholders” and individually by their names), VOCALENVISION, INC., a California corporation with its principal office located at 4640 Admiralty Way, Suite 500, Marina del Rey, California 90292 (hereinafter “Vocalenvision”) and CONTINAN, INC., a Nevada corporation with its principal office located at 4640 Admiralty Way, Suite 500, Marina del Rey, California 90292 (hereinafter “CONTINAN”),

WITNESSETH THAT:

WHEREAS, CONTINAN [formerly “Texxon, Inc.”] acquired Vocalenvision, Inc. (“Vocalenvision”) [formerly “TelePlus, Inc.”] in May 2006 and has operated through such subsidiary since, CONTINAN merely being a holding company with no operations of its own;

WHEREAS, Vocalenvision has operated at a loss and currently inter alia has (i) debts and liabilities of over $1,500,000, (ii) negative bank account balances, (iii) liabilities to attorneys and accountants which inhibit completion of the Form 10-QSB to be filed with the SEC by November 14th, and (iv) unpaid payroll tax liabilities to the IRS of over $60,000;

WHEREAS, CONTINAN has been unable to attract investment funding, except from certain specific sources, such as First Bridge Capital, all of which sources decline to invest further funds;

WHEREAS, the managements of Vocalenvision and CONTINAN, as well as the Shareholders, desire to avoid a financial deadlock situation for the company and to continue its ongoing business activities and to avoid the risk of having to consider the filing of a petition for reorganization ( chapter 11) or a bankruptcy  ( chapter 7 ) and are seeking the best constructive solution to the funding problem";

WHEREAS, CALM SEAS has proposed a restructuring of CONTINAN Vocalenvision which will (i) remove the burden and costs of SEC filings from the Vocalenvision operations, (ii) permit Vocalenvision to remain as a public company, but to be non-reporting so as to have access to alternative funding, such as Rule 504;

NOW, THEREFORE, intending to be legally bound, and in consideration of the mutual promises contained herein, the parties have agreed, and do hereby agree, as follows:

1. (a) CALM SEAS shall, at its sole cost and expense, acquire a so-called “Pink Sheet” shell company to be the purchaser of Vocalenvision from Continan.

(b) Vocalenvision shall assume and agree to pay those specific debts, liabilities and accounts payable appearing on the books of CONTINAN which are, however, debts, liabilities and accounts payable of Vocalenvision or related to its operations. Such items shall include unpaid salaries, wages, and consulting fees, as well as other general and overhead expenses. The liabilities relating to SEC compliance and filings, corporate bookkeeping, accounting and CONTINAN’s auditors, and the IRS payroll tax liabilities shall be retained by CONTINAN. It is the specific assumption of CALM SEAS that there will be no other debts, liabilities or accounts payable remaining on the books of CONTINAN; accordingly, CONTINAN shall provide CALM SEAS, within three (3) business days of the execution of this Agreement, time being of the essence, with a list of all other debts, liabilities and accounts payable which are believed to be those of CONTINAN rather than Vocalenvision. In the event of a disagreement, the parties will attempt to resolve the disagreement but if it is not resolved CALM SEAS may terminate this Agreement without liability or claim.

(c) Claude Buchert, TeleNova, Inc., Helene Legendre and Humax West, Inc., together with the other Shareholders who were either (i) originally with Vocalenvision when it was acquired as TelePlus or (ii) subsequently received shares for services rendered to Vocalenvision, shall contribute their shares of CONTINAN to the Pink Sheet shell company pursuant to Section 351 and shall receive in exchange therefore, pro rata, shares of voting Preferred Stock which taken together shall represent a controlling interest in such shell company. The rights, preferences and limitations, together with the other designations of such Preferred Stock shall be agreed upon between Shareholders (including Claude Buchert, TeleNova, Inc., Helene Legendre and Humax West, Inc.) and CALM SEAS on or before November 5, 2007. In the event of a disagreement, the parties will attempt to resolve the disagreement but if it is not resolved Shareholders may terminate this Agreement. CALM SEAS, using its counsel, shall bear the legal fees and costs for the preparation of the Section 351 Agreement and the Certificate of Designation, as well as the costs of the filing thereof.

(d) CONTINAN shall enter into a Plan and Agreement of Reorganization under Section 368(a)(1)(B) of the Internal Revenue Code with the shell company, whereby the shell company shall acquire Vocalenvision solely in exchange for common stock at a value to be negotiated. Such transaction shall not close until after the required waiting period after the mailing of an Information Statement. CALM SEAS, using its counsel, shall bear the legal fees and costs of the preparation of the Plan and Agreement, the Information Statement, and the share exchange closing, as well as the costs of printing the Information Statement and mailing it.

(e) Upon both (i) the execution by Claude Buchert, TeleNova, Inc., Helene Legendre and Humax West, Inc. together with such others who were either (A) originally with Vocalenvision when it was acquired as TelePlus or (B) subsequently received shares for services rendered to Vocalenvision, who elect to participate in such contribution, of the Section 351 Agreement and (ii) the delivery to CALM SEAS’ counsel of their share certificates for Continan’s Common Stock and all stock options and/or warrants held by them, properly assigned for transfer to the shell company, CALM SEAS shall pay, directly to the attorneys and accountants to whom amounts are due, all amounts past due for SEC filings and the accounting required therefor. In addition, CALM SEAS shall pay all amounts necessary to cause the preparation and filing of Form 10-QSB for the quarter ended September 30, 2007.

(f) The shares of CONTINAN’s Common Stock and the stock options and/or warrants contributed by the Shareholders to the shell company shall be paid over to CALM SEAS in consideration of the payment by CALM SEAS of the various debts, liabilities and accounts payable.

(g) The shares of Common Stock of the shell company issued to acquire Vocalenvision shall be placed by CONTINAN into a Partial Liquidating Trust to be distributed to the CONTINAN shareholders as of the date of the closing of the Plan and Agreement of Reorganization between the shell company and the Shareholders (i.e., twenty plus days after the mailing of the Information Statement).

(h) Shareholders and CALM SEAS acknowledge that various persons and entities have been issued stock options and/or warrants. Shareholders (especially Claude Buchert and HELENE LEGENDRE) (i) shall assist CALM SEAS in securing the agreement of all such persons to the cancellation of such upon the issuance to them of replacement stock options and warrants by the shell company and (ii) shall cause the shell company to issue such replacement stock options and warrants in a timely manner. CALM SEAS, using its counsel, shall bear the legal fees and costs of the preparation of the replacement stock options and warrants and the cancellation agreements.

(i) It is the specific intent of CALM SEAS to have CONTINAN become a “clean” shell company as of the date of the closing of the Plan and Agreement of Reorganization between the shell company and the Shareholders (i.e., twenty plus days after the mailing of the Information Statement). Shareholders shall cooperate in good faith, with all due speed, to accomplish that, including causing either or both the shell company and Vocalenvision to execute, acknowledge and deliver to CONTINAN such documents and instruments as may be necessary or reasonable to formalize the “assumption and agreement to pay” of the debts, liabilities and accounts payable as provided in subparagraph (b) above in order to accomplish that. It shall be solely the responsibility of CALM SEAS, however, to settle and pay those liabilities that remain on the books of CONTINAN in order to cause CONTINAN to be “clean”. Claude Buchert, Helene Legendre and the other potentially responsible officers and directors of CONTINAN acknowledge that the payment by CALM SEAS of the IRS payroll tax liability shall relieve them of any potential personal responsibility for the “trust fund” portion thereof. Accordingly CALM SEAS shall withhold payment of such liability until all other matters have been resolved.

(j) Helene Legendre is a director of CONTINAN. As the result of a prior amendment to the Articles of Incorporation of CONTINAN, the Board of Directors has the authority to declare a reverse split of the shares of CONTINAN’s Common Stock. It is the intent of CALM SEAS to have a reverse stock split declared as a part of the “clean-up” of CONTINAN. Helene Legendre shall vote for such reverse stock split at such time as the Board shall consider it, time being of the essence.

2. The parties acknowledge that there is a specific timeline for the proposed transactions. The anticipated date for the sequential/simultaneous closings of (i) the sale of Vocalenvision to the shell company and (ii) the acquisition by CONTINAN of a new business is December 14, 2007. In order to permit the attorneys and agents of the to-be-acquired business to do due diligence on CONTINAN before such date, it is necessary to have CONTINAN “clean” by December 10, 2007. The sale of Vocalenvision, being substantially all of the assets of CONTINAN, requires approval by a vote of a majority of the shareholders of CONTINAN. While that can be accomplished by a Consent to Action by shareholders holding a majority in the voting power, that requires the filing with the SEC and the mailing to all of the shareholders of an “Information Statement”. The timeline for that is to file the proposed Information Statement with the SEC on or before November 7, 2007 and to mail it to shareholders on or before November 19, 2007. Likewise, the reverse stock split will require ten (10) days advance notice to the NASD/FRINRA. The reverse stock split is to be effective on or about November 30, 2007 so notification to the NASD/FINRA must be done by November 19, 2007 and therefore the vote of the Board of Directors to effect the reverse stock split shall be by such date. Time is of the essence of the timeline and all parties shall cooperate to achieve it.

3. CALM SEAS shall assist the shell company and Claude Buchert in securing an arrangement for a Rule 504 offering. It shall be the responsibility of Claude Buchert to negotiate such financing and the terms thereof. The shell company shall bear the costs and expenses of such financing.

4. In the event that the timeline set forth in this Agreement cannot be met, or is not met, due to delays occasioned by, or refusals to execute, acknowledge and/or deliver documents by, or other non-cooperative actions by, Vocalenvision and/or Shareholders or any of them, such causing party or parties shall be responsible to CALM SEAS for all funds paid or advanced by CALM SEAS on account of this Agreement, including fees and costs of CALM SEAS’ counsel.

IN WITNESS WHEREOF, the parties have executed this Agreement as of this 29th day of October, 2007, intending to be legally bound thereby:

VOCALENVISION, INC.

By:	/s/ Claude Buchert
Claude Buchert, President

By:	/s/ Helene Legendre
Helene Legendre, Executive Vice President

CONTINAN COMMUNICATIONS, INC.

By:	/s/ Claude Buchert
Claude Buchert, President and CEO

By:	/s/ Helene Legendre
Helene Legendre, Executive Vice President

CALM SEAS CAPITAL LLC

By:	/s/ Charles Bingham
Charles Bingham, Manager

SHAREHOLDERS:

By:	/s/ Claude Buchert
Claude Buchert

By:	/s/ Helene Legendre
Helene Legendre

TELENOVA LTD.

By:	/s/ John Caetano
John Caetano

HUMAX WEST, INC.

By:	/s/ Peter Hayashi
Peter Hayashi